     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1998

                                                      REGISTRATION NO. 33-49008
                                                      REGISTRATION NO. 33-64908

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      ON
                                   FORM S-3
                                      TO
                            REGISTRATION STATEMENTS
                                  ON FORM S-1
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          LIFE MEDICAL SCIENCES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   DELAWARE
        (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                  14-1745197
                     (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              379 THORNALL STREET
                               EDISON, NJ 08837
                                (732) 494-0444
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT P. HICKEY
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                          LIFE MEDICAL SCIENCES, INC.
                              379 THORNALL STREET
                               EDISON, NJ 08837
                                (732) 494-0444
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:
                           IRWIN M. ROSENTHAL, ESQ.
                              GRAHAM & JAMES LLP
                               885 THIRD AVENUE
                              NEW YORK, NY 10022
                                (212) 848-1000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Post-Effective Amendment.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier registration statement for the same offering. [_]
  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
  Pursuant to Rule 416, there are also being registered such additional shares as may become issuable pursuant to anti-dilution provisions of the Class A Warrants and the Class B Warrants, as defined herein.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Post-Effective Amendment relates to the issuance and sale by Life Medical Sciences, Inc. (the "Company") of an aggregate of 4,768,059 shares of its common stock, $.001 par value per share (the "Common Stock") issuable upon exercise of (i) 1,650,000 outstanding Redeemable Class A Warrants (the "Class A Warrants"), (ii) 1,650,000 Redeemable Class B Warrants (the "Class B Warrants", together with the Class A Warrants, the "Warrants") underlying the Class A Warrants, and (iii) 1,150,000 outstanding Class B Warrants. 1,150,000 of the outstanding Class A Warrants and all of the 1,150,000 outstanding Class B Warrants were issued in the Company's initial public offering which was declared effective by the Securities and Exchange Commission (the "Commission") in September 1992 (the "IPO"). The balance of the outstanding Class A Warrants (500,000) were issued in a subsequent public offering which was declared effective by the Commission in July 1993 (the "Second Offering"). As originally issued, each Class A Warrant was exercisable for one share of Common Stock and one Class B Warrant, and each Class B Warrant was exercisable for one share of Common Stock. As a result of certain antidilution adjustments, the number of shares underlying the Warrants has been increased from one to 1.071474. The IPO is covered by a Registration Statement on Form S-1 (No. 33-49008) and the Second Offering is covered by a Registration Statement on Form S-1 (No. 33-64908). Pursuant to Rule 429 under the Securities Act, the Exercise Offer/Prospectus forming a part of this Post-Effective Amendment relates to both Registration Statements.

  This Post-Effective Amendment also relates to the offer (the "Exercise Offer") by the Company to holders of all of its outstanding Class A Warrants and Class B Warrants to reduce the exercise prices of such Warrants during a period commencing on the effective date of this Registration Statement and, unless extended, ending on September 21, 1998, the current expiration date of the Warrants.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED JULY    , 1998

EXERCISE OFFER/PROSPECTUS

                          LIFE MEDICAL SCIENCES, INC.

            OFFER TO REDUCE THE EXERCISE PRICES OF CLASS A WARRANTS
                   AND CLASS B WARRANTS TO $1.205 PER WARRANT
              FOR EXERCISES BEFORE 5:00 P.M. ON SEPTEMBER 21, 1998

                  4,768,059 SHARES OF COMMON STOCK UNDERLYING
                     CLASS A WARRANTS AND CLASS B WARRANTS
            (INCLUDING CLASS B WARRANTS UNDERLYING CLASS A WARRANTS)

  Life Medical Sciences, Inc. (the "Company"), hereby offers (the "Exercise Offer") to the holders (the "Holders") of the Company's Redeemable Class A Warrants (the "Class A Warrants") and Redeemable Class B Warrants (the "Class B Warrants"; together with the Class A Warrants, the "Warrants") who exercise their Warrants pursuant to the Exercise Offer, to reduce the exercise prices of the Class A Warrants and Class B Warrants from $8.40 and $12.60, respectively, to $1.205 per Warrant, in each case if and only if a Holder exercises the Holder's Warrants prior to 5:00 p.m., New York City time, on September 21, 1998, unless such date is extended by the Company as described herein (such date, or such date as so extended, being referred to as the "Expiration Date"). ALL WARRANTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL CEASE TO BE EXERCISABLE AND WILL EXPIRE AT THAT TIME.

  THE EXERCISE OFFER WILL EXPIRE ON SEPTEMBER 21, 1998, AT 5:00 P.M., NEW YORK CITY TIME, UNLESS EXTENDED. WITHDRAWAL RIGHTS WILL ALSO EXPIRE AT THAT TIME. FURTHER, ANY WARRANTS NOT EXERCISED BY THE EXPIRATION DATE WILL CEASE TO BE EXERCISABLE AND WILL EXPIRE AT THAT TIME.

  This Exercise Offer/Prospectus also relates to the issuance of up to an aggregate of 4,768,059 shares of Common Stock issuable upon exercise of (i) 1,650,000 outstanding Class A Warrants, (ii) 1,650,000 Class B Warrants underlying the Class A Warrants, and (iii) 1,150,000 outstanding Class B Warrants.

  In September and October of 1992, the Company completed an initial public offering ("IPO") of 1,150,000 units (the "IPO Units"), at an offering price of $6.00 per IPO Unit. Each IPO Unit consisted of one share of Common Stock, one Class A Warrant and one Class B Warrant. Each Class A Warrant initially entitled the Holder thereof to purchase, at an exercise price of $9.00, subject to adjustment, one share of Common Stock and one Class B Warrant, and each Class B Warrant initially entitled the Holder thereof to purchase, at an exercise price of $13.50, subject to adjustment, one share of Common Stock. The number of shares of Common Stock underlying each Warrant was subsequently increased from one to 1.071474 as a result of antidilution adjustments. The components of the IPO Units became transferable separately immediately upon issuance and the Warrants were immediately exercisable. In or about July 1993, the Company completed an offering of 500,000 units (the "Second Offering Units") at an offering price of $16.78 per Second Offering Unit. Each Second Offering Unit consisted of two shares of Common Stock and one Class A Warrant. The Second Offering Units did not trade separately as a unit and the components became transferable separately immediately upon issuance. The Warrants are subject to redemption by the Company for $.05 per Warrant, upon 30 days' written notice, if the average closing bid price of the Common Stock exceeds $12.60 per share with respect to the Class A Warrants, and $18.90 per share with respect to the Class B Warrants for 20 consecutive business days ending within 15 days of the date the Warrants are called for redemption. As of July 28, 1998, none of the Warrants have been exercised.

                                  -----------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                                  -----------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS EXERCISE OFFER/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Common Stock, Class A Warrants and Class B Warrants are traded on the Nasdaq National Market under the symbols "CHAI," "CHAIW" and "CHAIZ," respectively. The last sale prices of these securities as of July 28, 1998 were $1.4375, $.375 and $.0625, respectively.

                                                          WARRANT
                                            WARRANT     SOLICITATION PROCEEDS TO
                                         EXERCISE PRICE    FEE(1)    COMPANY(2)
                                         -------------- ------------ -----------
Per Class A Warrant.....................   $    1.205     $  .048    $    1.157
  Total(3)..............................    1,988,250      79,200     1,924,000
Per Class B Warrant.....................   $    1.205     $  .048    $    1.157
  Total(3)..............................    3,374,000     134,400     3,239,600

-----
(1) Represents a Warrant solicitation fee (the "Solicitation Fee") equal to 4% of the aggregate exercise price of each Warrant exercised, which may become payable, under certain conditions, to D.H. Blair Investment Banking Corp., the underwriter of the IPO ("Blair"). See "Plan of Distribution."
(2) Before deducting approximately $145,000 in other estimated expenses of the offering payable by the Company.
(3) Assumes the exercise of all Warrants of each class (including Class B Warrants underlying Class A Warrants). There can be no assurance that any of the Warrants will be exercised.

                                  -----------

           THE DATE OF THIS EXERCISE OFFER/PROSPECTUS IS       , 1998

                                   IMPORTANT

  Any Holder desiring to exercise all or any portion of such Holder's Class A and/or Class B Warrants should either (1) complete and sign the appropriate Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it together with a certified or bank check payable to "Life Medical Sciences, Inc." in the amount of $1.205 per Warrant exercised in the Exercise Offer and any other required documents to American Stock Transfer & Trust Company (the "Warrant Agent") and either mail or deliver the Holder's Warrant certificate(s) to the Warrant Agent or follow the procedure for book-entry exercise set forth under the caption "Terms of the Exercise Offer--Procedures for Exercising Warrants--Book Entry Exercise," or (2) request the Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the Holder. A Holder having Warrants registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such Holder desires to exercise such Warrants. Holders who desire to exercise Warrants and whose certificates for such Warrants are not immediately available should exercise such Warrants by following the procedures for guaranteed delivery set forth under the caption "Terms of the Exercise Offer--Procedures for Exercising Warrants--Guaranteed Delivery."

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE EXERCISE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO EXERCISE WARRANTS PURSUANT TO THE EXERCISE OFFER. EACH HOLDER SHOULD MAKE ITS OWN DECISION, AFTER READING THIS EXERCISE OFFER/PROSPECTUS, AS TO WHETHER TO EXERCISE WARRANTS AND, IF SO, HOW MANY WARRANTS TO EXERCISE.

  THE COMPANY HAS BEEN ADVISED THAT ITS CHAIRMAN OF THE BOARD, THE ONLY OFFICER AND/OR DIRECTOR OWNING WARRANTS, INTENDS TO EXERCISE HIS WARRANTS PURSUANT TO THE EXERCISE OFFER.

  Questions and requests for assistance or for additional copies of this Exercise Offer/Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Warrant Agent at its address and telephone number set forth in "Transfer Agent and Warrant Agent."

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. All such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at the locations referred to above and copies of such information can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates by addressing written requests for such copies to the public reference section of the office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information of issuers that file electronically with the Commission. The Common Stock, Class A Warrants and Class B Warrants are quoted on the Nasdaq National Market and the IPO Units are quoted on the OTC Bulletin Board. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington D.C. 20006-1500.

  This Exercise Offer/Prospectus constitutes a part of a Registration Statement which is a Post-Effective Amendment on Form S-3 to Registration Statements on Form S-1 filed by the Company with the Commission under the Securities Act. This Exercise Offer/Prospectus omits certain of the information contained in the

Registration Statements, and reference is hereby made to the Registration Statements and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  The Company intends to furnish its security holders with annual reports containing audited financial statements and such interim unaudited reports as it deems appropriate.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed with the Commission by the Company (File No. 0-20580) are hereby incorporated by reference into this Exercise
Offer/Prospectus:

  (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to Sections 13(a) or 15(d) of the Exchange Act.

  (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, filed pursuant to Sections 13(a) or 15(d) of the Exchange Act.

  (3) The description of the Company's Common Stock contained under the heading "Description of Securities" in the Company's Registration Statement on Form S-1 (Registration No. 33-49008) which is incorporated by reference in the Company's Registration Statement on Form 8-A dated August 25, 1992, including any amendments or reports filed for the purpose of updating such description.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Exercise Offer/Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Exercise Offer/Prospectus and to be a part hereof from the date of the filing of such document.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Exercise Offer/Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Exercise Offer/Prospectus. All information appearing in this Exercise Offer/Prospectus is qualified in its entirety by information and financial statements (including the notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the two immediately preceding sentences.

  The Company will provide, without charge, to each person to whom a copy of this Exercise Offer/Prospectus is delivered, including any beneficial owner, upon written or oral request from such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Exercise Offer/Prospectus incorporates). Requests should be directed to Allen & Caron, Inc., 3 Imperial Promenade, Suite 850, Santa Ana, California 92707, telephone number (800) 452-1346 (8:30 a.m. to 5:30 p.m. PDT), attention: Lynn Johnson.

                          FORWARD-LOOKING INFORMATION

  Certain statements in this Exercise Offer/Prospectus or incorporated by reference in this Exercise Offer/Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future cash requirements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: delays in product development; problems or delays with clinical trials; failure to receive or delays in receiving regulatory approval; lack of enforceability of patents and proprietary rights; lack of reimbursement; general economic and business conditions; industry capacity; industry trends; demographic changes; competition; material costs and availability; the loss of any significant customers; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations; and other factors referenced in this Exercise Offer/Prospectus or incorporated by reference in this Exercise Offer/Prospectus. When used in this Exercise Offer/Prospectus, statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates," "plans," "intends," "expects" and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Exercise Offer/Prospectus. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information in this exercise offer/prospectus. Unless otherwise indicated, the information contained in this exercise offer/prospectus assumes no exercise of any outstanding options.

                                  THE COMPANY

GENERAL

  Life Medical Sciences, Inc. (the "Company") is a biomaterials company engaged in the development and commercialization of innovative and cost-effective medical devices for therapeutic applications. During 1997, the Company refocused its strategy as a biomaterials company developing bioresorbable polymers. The Company's proposed products are derived from its proprietary polymer technology. The Company's strategy is to apply its platform technology to the development of multiple products that address unmet therapeutic needs or offer improved, cost-effective alternatives to current methods of treatment. Products currently under development focus on preventing or reducing post-operative surgical adhesions and are in various stages of clinical trials and preclinical studies.

  The Company has also developed the CLINICEL(TM) product line of novel, patented, silicone gel-filled cushions intended for the treatment of hypertrophic and keloid scars. The cushions are applied to intact skin for diminishing the size, discoloration and associated discomfort of unsightly scars. The CLINICEL product line was approved by the United States Food and Drug Administration ("FDA") for over-the-counter promotion direct to the consumer. The Company launched the CLINICEL product line in April 1998 through a consumer media campaign and, for the quarter ended June 30, 1998, recorded sales of $515,000. Distribution will be expanded through drug stores, supermarket pharmacies, and mass merchandise pharmacies in the United States ("United States" or "U.S.") as well as through independent distributors in international markets.

  The Company's polymer technology is based on a proprietary group of polymers. The Company believes that these polymers display desirable properties which enable them to be tailored to a wide variety of applications. These properties include bioresorbability, flexibility, strength and biocompatibility. Potential applications for products derived from these polymers are in medical areas such as the prevention of post-operative surgical adhesions, drug delivery, sutures and stents. The Company is currently developing bioresorbable adhesion barrier films for the prevention or reduction of post-operative surgical adhesions in gynecological and general surgical procedures (REPEL(TM)) as well as in cardio-vascular surgery (REPEL-CV(TM)), and bioresorbable adhesion barrier coatings (viscous solutions) for the prevention or reduction of post-operative surgical adhesions in gynecological and general surgical procedures (RESOLVE(TM)) and orthopedic surgical procedures (RELIEVE(TM)).

  The Company's product development strategy is to maintain a relatively small core of scientists and researchers within the Company. The Company currently conducts substantially all of its research and product development through arrangements with specialized academic and industrial organizations which broaden the development capabilities of the Company. The Company has established contract manufacturing arrangements for each of its product lines. The Company plans to retain marketing and distribution rights within the United States, but will seek joint venture, licensing or collaborative arrangements elsewhere.

  The Company previously developed and marketed the Sure-Closure System(TM), a disposable wound closure device. As a result of a strategic decision to focus on the development and commercialization of its proposed products utilizing its platform technologies, the Company, in July 1994, sold the Sure-Closure System to MedChem Products, Inc. ("MedChem") which was subsequently acquired by C.R. Bard, Inc. ("C.R. Bard"). In October 1996, Zimmer, Inc., a subsidiary of Bristol-Myers Squibb ("Zimmer"), acquired the Sure-Closure

System from C.R. Bard. The Company receives a 10% royalty on all net sales of the Sure-Closure System products through June 30, 2004.

  The Company was developing three products utilizing its in-situ tissue culturing technology: CARIEL(TM), primarily for chronic wound healing; PILIEL(TM), for stimulating hair regrowth and reducing hair loss; and LIPOEL(TM), for improving the success rate of fat transplantation from a donor site to a recipient site in the same individual (autologous) for reconstructive or cosmetic surgery with long-term benefits. During 1997, the Company terminated all clinical development efforts on these products since they did not yield the desired benefits to the intended user during clinical evaluation.

  For the three months ended June 30, 1998, the Company recorded revenues of $519,000, with a net loss of approximately $2,600,000, reflecting increased operating expenses associated with the introduction and promotional costs for CLINICEL, compared with revenues of $24,000 and a net loss of approximately $1,900,000 for the corresponding period of the prior year. For the six months ended June 30, 1998, the Company recorded a net loss of approximately $4,300,000, compared with a net loss of approximately $3,700,000 for the corresponding period of the prior year. The increased six month loss is primarily due to CLINICEL marketing costs, which were partially offset by revenues attributable to the sale of CLINICEL and a reduction in research and development and general and administrative expenses. See "Risk Factors--Limited Operating History; History of Losses."

  The Company is a Delaware corporation which was organized in August 1990 under the name BioMedical Polymers International, Ltd. The Company changed its name to Life Medical Sciences, Inc. in June 1992. The Company's principal executive office is located at 379 Thornall Street, Edison, New Jersey 08837 and its telephone number is (732) 494-0444.

EXERCISE OFFER

  The purpose of the Exercise Offer is to raise additional capital by encouraging Holders to exercise their Warrants. In the absence of the Exercise Offer, the Company anticipates that its current cash reserves will be sufficient to fund the Company's currently-budgeted operations through September 1998. The Company will require significant additional financing to continue its operations beyond such date. In the absence of the Exercise Offer, the Company will not have sufficient resources to continue operations and, therefore, the ability of the Company to successfully develop and commercialize any products or proposed products is dependent upon raising capital through the Exercise Offer or otherwise.

  The Exercise Offer represents, in the opinion of the Company, a critical opportunity to raise needed significant capital, particularly in light of the fact that there is no assurance that the Company will be able to secure significant capital through other sources. Assuming an exercise price per Warrant of $1.205 and that 100%, 75% and 50% of the Warrants are exercised in the Exercise Offer, the Company will receive net proceeds (after payment of a 4% solicitation fee (which may become payable under certain conditions) and estimated expenses of approximately $145,000) of approximately $5,005,000, $3,718,000 and $2,430,000, respectively. These proceeds, together with the Company's current cash position, would be expected to be sufficient to fund the Company's planned operations (including expenditures made possible from the proceeds of the offering) through approximately May 1999, March 1999, and January 1999, respectively. See "Risk Factors--Capital Needs; Uncertainty of Additional Financing."

                                  THE OFFERING

 Securities offered................... 4,768,059 shares of Common Stock issuable upon exercise of (i) 1,650,000
                                       outstanding Class A Warrants, (ii)
                                       1,650,000 Class B Warrants underlying
                                       the Class A Warrants, and (iii)
                                       1,150,000 outstanding Class B Warrants.
 Expiration Date...................... September 21, 1998, unless extended by the Company. "Expiration Date" is the
                                       original expiration date of the Exercise
                                       Offer or as that date may be extended.
                                       See "The Exercise Offer--Terms of the
                                       Exercise Offer."
 Warrant Exercise Price:
  During the Exercise Offer........... $1.205 per Warrant
 Common Stock outstanding:
  Prior to Exercise Offer............. 7,922,559 shares of Common Stock(1)
  After exercise of all Class A
   Warrants........................... 9,690,491 shares of Common Stock(2)
  After exercise of all Class A
   Warrants and Class B Warrants...... 12,690,618 shares of Common Stock(2)
 Class A Warrants Outstanding:
  Prior to the Exercise Offer......... 1,650,000 Class A Warrants
  After the Exercise Offer............ (3)
 Class B Warrants Outstanding:
  Prior to the Exercise Offer......... 1,150,000 Class B Warrants
  After the Exercise Offer............ (3)
 Closing Sale Price Prior to
  Announcement of
  Exercise Offer (July 28, 1998)...... Common Stock: $1.4375 per share
                                       Class A Warrants: $.375 per Class A
                                       Warrant
                                       Class B Warrants: $.0625 per Class B
                                       Warrant
 Ownership of Class A Warrants
  and Class B Warrants................ The Chairman of the Board of the Company
                                       (the only officer and/or director owning
                                       Warrants) owns Class A Warrants and
                                       Class B Warrants and has advised the
                                       Company that he intends to exercise his
                                       Class A Warrants and Class B Warrants in
                                       the Exercise Offer.
 Information Agent.................... Allen & Caren, Inc., 3 Imperial
                                       Promenade, Suite 850, Santa Ana,
                                       California 92707, telephone number (800)
                                       452-1346 (8:30 a.m. to 5:30 p.m. PDT),
                                       attention: Lynn Johnson.
 Warrant Agent........................ American Stock Transfer & Trust Company,
                                       40 Wall Street, 46th Floor, New York, NY
                                       10005, 1-800-937-5449 (Reorganization
                                       Department).
 Method of Exercising................. In order to exercise Warrants, Holders must follow the procedures set forth
                                       under the caption "Exercise Offer--
                                       Procedures for Exercising Warrants."

 Warrant Solicitation Fee............ Pursuant to the terms of the Warrant
                                      Agreements governing the Warrants, the
                                      Company may be required to pay to Blair a
                                      Warrant solicitation fee equal to 4% of
                                      the gross proceeds received by the
                                      Company upon the exercise of the
                                      Warrants, under certain conditions. See
                                      "Plan of Distribution."
 Use of Proceeds..................... Any funds received upon exercise of the
                                      Warrants will be used for continued
                                      clinical trials and research and
                                      development for adhesion-prevention
                                      products; working capital in support of
                                      the growth of the CLINICEL product line,
                                      including funding of accounts receivable
                                      and the purchase of inventory related
                                      thereto; and general corporate purposes.
                                      The amount allocated to the foregoing
                                      activities will depend on the number of
                                      Warrants exercised. There is no assurance
                                      that any or all of the Warrants will be
                                      exercised. See "Use of Proceeds."
 Risk Factors........................ The securities offered hereby involve a high degree of risk and are subject to
                                      immediate and substantial dilution and
                                      should not be purchased by investors who
                                      cannot afford the loss of their entire
                                      investment. See "Risk Factors."
 Nasdaq National Market Symbols:
  Common Stock....................... CHAI
  Class A Warrants................... CHAIW
  Class B Warrants................... CHAIZ

--------
(1) Does not include an aggregate of 2,679,501 shares of Common Stock issuable upon exercise of (i) options granted or available for grant under the Company's Amended and Restated 1992 Stock Option Plan (the "Plan") and (ii) options granted not under the Plan. Also does not include 200,000 shares of Common Stock issuable upon exercise of a warrant granted to a previous underwriter.
(2) There is no assurance that any or all of the Warrants will ever be exercised.
(3) All Warrants will cease to be exercisable and will expire on the Expiration Date.

                                 RISK FACTORS

  The securities offered hereby involve a high degree of risk. In addition to the other information in this Exercise Offer/Prospectus and the information incorporated herein by reference, the following risk factors should be considered carefully by potential purchasers in evaluating an investment in the securities offered hereby.

  RISK THAT TECHNOLOGIES OR PROPOSED PRODUCTS WILL NEVER BE SUCCESSFULLY DEVELOPED. The Company's polymer technology and proposed products are still under development and are subject to the risks of failure inherent in the development of new technologies and products based on new technologies. The Company's polymer technology and proposed products will require significant further research, development and testing, including extensive clinical testing and regulatory approval, prior to commercial use. Unsuccessful results from clinical trials of the Company's proposed products or adverse findings with respect to these products could adversely affect some or all of the Company's proposed products. No assurance can be given that such proposed products will prove to be safe, efficacious and non-toxic, receive requisite regulatory approvals, demonstrate substantial therapeutic benefit, be commercialized on a timely basis, experience no design or manufacturing problems, be manufactured on a large scale, be economical to market, be accepted by the marketplace, or generate sufficient revenues to support future research and development programs. In addition, no assurance can be given that proprietary rights of third parties will not preclude the Company from marketing its proposed products or that third parties will not market superior or equivalent products.

  RISKS ASSOCIATED WITH UNCERTAINTIES OF CLINICAL TRIALS. The Company is required to obtain approval from the FDA prior to marketing its proposed therapeutic products in the United States and the approval of foreign regulatory authorities to commercialize its proposed products in other countries. To obtain such approvals, the Company is required to prove the safety and efficacy of its proposed products through extensive preclinical studies and clinical trials. The Company is in various stages of such testing. The completion of any of the Company's clinical trials is dependent upon many factors including the rate of patient enrollment and the heterogeneity of the patients and indications to be treated. Delays in patient enrollment, as well as the heterogeneity of patients and indications to be treated, may result in increased trial costs and delays in FDA submissions, which could have a material adverse effect on the Company.

  A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. Although the Company has obtained favorable results to date in preclinical studies and clinical trials of certain of its proposed products, such results may not be indicative of results that will ultimately be obtained in or throughout such preclinical studies and clinical trials. There can be no assurance that the Company will not encounter problems in its clinical trials that will cause the Company to delay or suspend its clinical trials, that the clinical trials of its proposed products will be completed at all, that such testing will ultimately demonstrate the safety or efficacy of such proposed products or that any proposed products will receive regulatory approval on a timely basis, if at all. If any such problems occur, they could have a material adverse effect on the Company.

  CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; LOSS ON SALE OR MERGER. The Company believes that available cash will be sufficient to meet its cash requirements for currently-budgeted operations through September 1998. The Company is in need of substantial additional funds to continue its plan of operations beyond that date. The Exercise Offer is an integral part of the Company's financing activities. The Company further anticipates a need for additional funding beyond the proceeds of the Exercise Offer, and may attempt to procure such funds through equity or debt financings or both. There can be no assurance that necessary financings will be obtained. Failure to achieve sufficient proceeds from the Exercise Offer or other needed financings will require the Company to delay, scale back or eliminate some or all of its research and development programs and manufacturing and marketing efforts, or require it to license to third parties certain products or technologies that the Company would otherwise seek to commercialize itself. If the Company is not able to raise additional funds as needed to continue its research and development programs and for its intended manufacturing and marketing efforts, it may become necessary for the Company to attempt to be merged with, or sold in whole or in part to, another entity. There can be no assurance that such a sale or merger would be available, but if it were, the proceeds to the Company or its stockholders from such a sale or merger could be substantially less than the amount invested by stockholders in the Company, resulting in significant losses to the stockholders on their investment in the Company's securities.

  LIMITED OPERATING HISTORY; HISTORY OF LOSSES. The Company has a limited history of operations that, to date, has consisted primarily of research, development and testing of its technologies and the commercialization of the Sure-Closure System and the CLINICEL product line. With the exception of the third quarter of 1994, when the gain on the sale of the Sure-Closure System was realized, the Company has incurred significant net losses from its inception. The Company experienced net losses of $2,797,000, $3,830,000 and $7,666,000 for the years ended December 31, 1995, 1996 and 1997, respectively. At March 31, 1998, the Company had an accumulated deficit of $29,494,000 which has increased since that date. The Company continues to expend substantial financial and other resources on (i) research, development and testing of its polymer technology and proposed products utilizing this technology; (ii) commercialization of the CLINICEL product line and other proposed products; and (iii) general and administrative expenses. The Company expects to incur additional losses as its research, development and preclinical studies and clinical trials continue to expand. The Company's ability to achieve a profitable level of operations is dependent on successfully completing the development of its proposed products, obtaining required regulatory approvals, and manufacturing and selling its proposed products. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, is uncertain. There can be no assurance that the Company will achieve or sustain a profitable level of operations.

  NO ASSURANCE OF REGULATORY APPROVALS; POTENTIAL DELAYS. The Company's products and proposed products will be subject to regulation by the FDA and comparable agencies in foreign countries. The regulatory approval process often takes a number of years and requires the expenditure of substantial funds. In the United States, the FDA enforces, where applicable, development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, recordkeeping and reporting requirements for new medical devices. In addition, there can be no assurance that government regulations applicable to the Company's products or the interpretation of those regulations will not change and thereby prevent the Company from marketing some or all of its products temporarily or permanently. There can be no assurance that any proposed products that may be developed by the Company will be able to satisfy the current requirements and regulations of the FDA or comparable foreign agencies. There can be no assurance that the Company's proposed products will ever obtain the regulatory clearance or approval required for marketing.

  Whether or not FDA approval has been obtained, approval of a medical device by comparable regulatory authorities in other countries must be obtained prior to marketing the product in those countries. The approval process varies by country and the time required may be longer or shorter than that required for FDA approval. Approval of a medical device for sale in one country does not ensure approval in other countries. The results of Phase I or Phase II studies are not necessarily indicative of the efficacy or safety of a medical device candidate for human therapeutic use. There can be no assurance that clinical testing will provide evidence of safety and efficacy in humans or that regulatory approvals will be granted for any of the Company's proposed products. Manufacturers of therapeutic products are required to obtain FDA approval of their manufacturing facilities and processes, to adhere to applicable standards for manufacturing practices and to engage in extensive recordkeeping and reporting. Failures to obtain or delays in obtaining regulatory approvals would adversely affect the manufacturing and marketing of the Company's proposed products, the Company's financial position and the Company's revenues or royalties. When and if approvals are granted, the Company, the approved medical device, the manufacture of such medical device and the facilities in which such medical device is manufactured are subject to ongoing regulatory review. Subsequent discovery of previously unknown problems may result in restriction on a product's use or withdrawal of the product from the market. Adverse government regulation that might arise from future legislative or administrative action, particularly as it relates to healthcare reform and product pricing, cannot be predicted.

  PATENTS AND PROPRIETARY RIGHTS; NO ASSURANCE OF ENFORCEABILITY OR SIGNIFICANT COMPETITIVE ADVANTAGE. The Company's success will depend heavily on its ability to obtain and retain patent protection for its polymer technology, Clinicel products and any proposed products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that the claims in the pending patent applications will issue as patents, that any issued patents will provide the Company with significant competitive advantages, that challenges will not be instituted against the validity or enforceability of any patent owned by the Company, or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement of a patent can be substantial. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate the Company's technologies or design around the patented aspects of the Company's technologies. The Company could incur substantial costs in proceedings before the United States Patent and Trademark Office, including interference proceedings. The proceedings could also result in adverse decisions as to the patentability of the Company's licensed or assigned inventions. Further, there can be no assurance that the Company will not infringe upon prior or future patents owned by others, that the Company will not need to acquire licenses under patents belonging to others for technology potentially useful or necessary to the Company, or that such licenses will be available to the Company, if at all, on terms acceptable to the Company. Moreover, there can be no assurance that any patent issued to or licensed by the Company will not be infringed by others. Lastly, there can be no assurance that third parties will not bring suits against the Company for patent infringement or for declaratory judgment to have the patents owned or licensed by the Company declared invalid. While obtaining patents is deemed important by the Company, patents are not considered essential to the success of its business. However, if further patents do not issue from present or future patent applications, the Company may be subject to greater competition. The Company also relies on trade secrets and other unpatented proprietary technology to protect its innovations. There can be no assurance that the Company can meaningfully protect its rights in such unpatented technology, or that others will not independently develop substantially equivalent or superior products and processes or otherwise gain access to the Company's technologies, that trade secrets will be established or that secrecy obligations will be honored. To the extent that consultants, key employees, third parties involved in the Company's projects or others independently develop technological information, disputes may arise as to the proprietary rights to such information, which may not be resolved in favor of the Company.

  The Company seeks to protect its trade secrets and proprietary know-how, in part, through confidentiality agreements with its employees, consultants, advisors, collaborators and others. There can be no assurance that these agreements will not be violated by the other parties, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. The Company has relationships with a number of consultants who are employed by organizations other than the Company. These persons may have consulting, employment or advisory arrangements with other entities that may conflict or compete with their obligations to the Company. Consultants generally sign agreements that provide for confidentiality of the Company's proprietary information and results of studies. There can be no assurance, however, that the Company will, in connection with every relationship, be able to maintain the confidentiality of the Company's technology, dissemination of which could have a material adverse effect on the Company. To the extent that the Company's scientific consultants develop inventions or processes independently that may be applicable to the Company's proposed products, disputes may arise as to the ownership of the proprietary rights to such information. Such inventions or processes will not necessarily become the property of the Company, but may remain the property of such persons or their full-time employers. The Company could be required to make payments to the owners of such inventions or processes, either in the form of cash, equity or a combination thereof. In addition, protracted and costly litigation may be necessary to enforce and determine the scope and validity of the Company's proprietary rights.

  POTENTIAL DEPENDENCE ON REIMBURSEMENT. Successful commercialization of the Company's products and proposed products may depend in part on the availability of adequate reimbursement from third-party health care payors such as Medicare, Medicaid and private insurance plans.

  Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that adequate third-party reimbursement will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new therapies. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and payment levels for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and payment levels are not provided by government and third-party payors for the Company's proposed products, the market acceptance of these products would be adversely affected. Failure of the Company's proposed products to be adequately reimbursed by third-party payors could have a material adverse effect on the Company.

  UNCERTAIN MARKET ACCEPTANCE OF PROPOSED PRODUCTS. The Company's future growth and profitability will depend, in large part, on the acceptance by the medical community of the Company's products and proposed products. This acceptance will be substantially dependent on educating the medical community as to the full capabilities, distinctive characteristics, perceived benefits and clinical efficacy of the Company's products and proposed products. There can be no assurance that the Company's efforts or those of others will be successful or that any of the Company's products and proposed products will receive the necessary market acceptance. Failure of the Company's products and proposed products to gain market acceptance would have a material adverse effect on the Company.

  RISK OF NOT OBTAINING ADDITIONAL MANUFACTURING FACILITIES AND EXPERIENCED MANUFACTURING PERSONNEL AND/OR ESTABLISHING MANUFACTURING ARRANGEMENTS WITH OTHERS. The Company believes it currently has contracted for sufficient manufacturing capabilities to allow for production of its products and proposed products in quantities sufficient to support its current commercial needs and clinical programs. The Company intends to seek out contracts to obtain additional manufacturing capabilities to allow for increased production of its products and proposed products in quantities sufficient to support its anticipated needs. To be successful, however, the Company must be capable of manufacturing or contracting for the manufacture of its products in commercial quantities, in compliance with regulatory requirements and at acceptable costs. The Company may enter into additional contractual arrangements to manufacture its proposed products at such time, if ever, that such products are successfully developed. There can be no assurance that the Company will be able to enter into any such arrangements on acceptable terms, or at all, or that any manufacturer will be able to meet any demand for such products on a timely basis. The Company may manufacture its proposed products directly at such time, if ever, that such products are successfully developed. The Company has no experience with the direct manufacture of these proposed products although certain of the Company's officers have had experience in similar activities for other companies. The manufacture of these proposed products is complex and difficult, and will require the Company to attract and retain experienced manufacturing personnel and to obtain the use of a manufacturing facility in compliance with FDA and other regulatory requirements. There can be no assurance that experienced personnel can be attracted to or retained by the Company, or that the Company will be able to obtain the financing necessary to manufacture these products directly.

  DEPENDENCE UPON SUPPLIERS. The Company is dependent upon subcontractors to manufacture and deliver certain components of its proposed products in a timely and satisfactory manner. Failure to procure such components or any interruption in the supply of such components could have a material adverse effect on the Company.

  RELIANCE ON ARRANGEMENTS WITH OTHERS; LIMITED MARKETING AND SALES EXPERIENCE. The Company has limited experience in marketing and sales although certain of the Company's officers have had experience in similar activities for other companies. The Company may rely on joint venture, licensing or collaborative arrangements for marketing and selling its products in certain geographic markets. There can be no assurance that the Company will be successful in establishing such arrangements, or that its co-venturer, licensee or collaborator in such arrangements will be successful in marketing and selling such products. These arrangements may result in the lack of control by the Company over the marketing and selling of its products. The Company may choose to market and sell such products directly and, to do so, the Company would have to develop a specialized marketing and sales force with technical expertise. There can be no assurance that the Company will be able to build such a marketing or sales force, that the cost of establishing such a marketing or sales force will not exceed any product revenues, or that the Company's direct sales and marketing efforts will be successful. In addition, the Company will compete with many other companies that currently have extensive and well-funded marketing and sales operations.

  RISK OF TERMINATION OF, OR LOSS OF RIGHTS TO, TECHNOLOGIES UNDER AGREEMENTS WITH OTHERS. The Company has acquired the rights to its technologies pursuant to agreements with research institutions. Such agreements contain provisions requiring the Company, among other things, to develop, commercialize and/or market products, to achieve minimum sales and/or income levels within certain periods of time, to meet minimum funding requirements and to make royalty payments in order to maintain the patents and other rights granted thereunder. In addition, the patents and proprietary rights revert to the grantor on certain dates and/or upon the occurrence of certain conditions. In the event that certain patents and proprietary rights were to revert to the grantor, it would have a material adverse effect on the Company.

  DEPENDENCE UPON THIRD PARTIES FOR CLINICAL DEVELOPMENT OF PROPOSED PRODUCTS. The Company may enter into strategic alliances for the clinical development of certain of its proposed products. There can be no assurance that the Company will be successful in obtaining satisfactory agreements with strategic partners. In addition, there can be no assurance that the interests and motivations of any strategic partner would be or remain consistent with those of the Company or that such partner would successfully perform its obligations.

  COMPETITION AND TECHNOLOGICAL OBSOLESCENCE. The Company is engaged in rapidly evolving and highly competitive fields. Competition from biotechnology companies, medical device manufacturers, pharmaceutical and chemical companies and other competitors is intense. Many of these companies have substantially greater capital resources, research and development staffs, facilities and experience in obtaining regulatory approvals than the Company, as well as substantially more experience than the Company in the manufacturing, marketing and sale of products. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures. In addition, recently developed technologies or technologies that may be developed in the future are, or may be, the basis for competitive products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective and/or less costly than those being developed by the Company, thereby rendering the Company's technologies not competitive or obsolete. The Company's proposed products may become obsolete before the Company can obtain approval to market them or before it can recoup related research and development or commercialization expenses. Competitors may also be more successful than the Company in production and marketing of competitive products.

  RISK OF USING HAZARDOUS MATERIALS. Medical and biopharmaceutical research and development involves the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that all of its current contractors comply and future contractors will comply with safety procedures for handling and disposing of such materials under the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from those materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environment control facilities in the near-term, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations, or any assurance that the Company will not be materially adversely affected by current or future environmental laws, rules, regulations or policies.

  DEPENDENCE UPON KEY PERSONNEL AND CONSULTANTS. The Company is dependent upon a limited number of key management, scientific and technical personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company. In addition, the Company relies upon consultants and advisors to assist the Company in formulating its research and development strategies, testing and manufacturing and marketing-related issues. All of the Company's consultants and advisors are employed outside the Company and may have commitments or consulting or advisory contracts with other entities.

  RISK OF PRODUCT LIABILITY CLAIMS; INSURANCE. The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of the Company's proposed products in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks also exist with respect to the Company's proposed products, if any, that receive regulatory approval for commercial sales. The Company currently has limited product liability insurance coverage for the use of its proposed products in clinical trials and for the commercial sale of CLINICEL. However, there can be no assurance that the Company will be able to obtain additional insurance coverage at acceptable costs, if at all, or be able to maintain the current level of insurance. Further, there can be no assurance that a product liability claim would not materially adversely affect the Company. A product liability or other judgment against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company.

  RISKS INHERENT IN INTERNATIONAL SALES AND OPERATIONS. The Company intends to sell its proposed products outside of the United States, as well as domestically. A number of risks are inherent in international transactions. International sales and operations may be limited or disrupted by the imposition of governmental controls, regulation of medical devices and other medical products, export license requirements, political instability, trade restrictions, changes in tariffs, exchange rate fluctuations and difficulties in managing international operations.

  POSSIBLE NASDAQ DELISTING; LOW STOCK PRICE. The Common Stock is currently traded on the Nasdaq National Market. For continued listing on the Nasdaq National Market, companies with stock prices below $5.00 per share, among other things, must have (i) net tangible assets of at least $4,000,000, (ii) a minimum bid price of $1.00 per share, (iii) a public float of at least 750,000 shares, (iv) a market value of public float of at least $5,000,000 and (v) adhere to certain corporate governance provisions. As of June 30, 1998, the Company's net tangible assets are approximately $1,864,000, which is below the $4,000,000 maintenance requirement for the Nasdaq National Market and is also below the $2,000,000 maintenance requirement for the Nasdaq SmallCap Market. Accordingly, if the Company is unable to remedy the deficiency through a financing such as the Exercise Offer or other acceptable financing, the Common Stock may be delisted from trading on Nasdaq and trading, if any, in the Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market. The effects of delisting include the limited release of the market prices of the Company's securities and limited news coverage of the Company. Delisting may restrict investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatile stock prices and possible delisting, low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock were delisted from trading on Nasdaq and the trading price of the Common Stock was less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Exchange Act which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consent, prior to any transaction. If the Company's securities were also deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of purchasers in the offering to sell their securities in the secondary market.

  ANTI-TAKEOVER PROVISIONS. The Company's Restated Certificate of Incorporation, as amended, authorizes the issuance of a maximum of 5,000,000 shares of preferred stock ("Preferred Stock") on terms that may be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of Preferred Stock could adversely affect the rights of holders of the Common Stock. No Preferred Stock has been issued to date and the Company has no current plans to issue Preferred Stock. The issuance of Preferred Stock could make the possible takeover of the Company more difficult or otherwise dilute the rights of holders of the Common Stock and the market price of the Common Stock. In addition, the Company is subject to Delaware General Corporation Law provisions that may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control.

  IMMEDIATE AND SUBSTANTIAL DILUTION. Assuming an exercise price of $1.205 per Warrant and the exercise of 100%, 75% and 50% of the Warrants (including the Class B Warrants underlying the Class A Warrants), an exercising Holder will experience immediate and substantial dilution of $0.38, $0.41 and $0.45 per share, respectively or approximately 33%, 36% and 40%, respectively, from the exercise price. See "Dilution."

  ARBITRARY DETERMINATION OF TERMS OF EXERCISE OFFER. The exercise price of the Warrants in the Exercise Offer was determined by the Company and is not necessarily related to the Company's asset value, net worth or other criteria of value, and should not be regarded as an indication of any future market price of the Company's securities.

  OUTSTANDING WARRANTS AND OPTIONS. In addition to the 4,768,059 shares of Common Stock issuable upon exercise of Class A Warrants and Class B Warrants (including Class B Warrants underlying Class A Warrants), the Company has outstanding (i) options granted under the Plan to purchase up to an aggregate of 1,075,000 shares of Common Stock, and (ii) options granted outside the Plan to purchase up to an aggregate of 1,604,501 shares of Common Stock. In connection with a public offering effected in May 1996, the Company sold to the underwriter of that offering a warrant to purchase up to 200,000 shares of Common Stock. The warrant is exercisable for five years commencing May 1998 and is currently exercisable at $7.95 per share. The foregoing options and warrants may be exercised at a time when the Company might be able to obtain additional equity capital on more favorable terms. In addition, to the extent they are exercised, they will decrease the percentage of the Company owned by investors in the offering. While these options and warrants are outstanding, they may adversely affect the terms on which the Company could obtain additional capital. The Company cannot predict the effect, if any, that market sales of Common Stock, the exercise of options or warrants or the availability of such Common Stock for sale will have on the market price prevailing from time to time. In addition, if the exercise price of options or warrants are adjusted downward, such options or warrants may be exercised sooner than otherwise with a resulting increase in the number of shares of Common Stock available for sale on the market.

  POSSIBLE VOLATILITY OF STOCK PRICE. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock and the Warrants has been and the market price for the Common Stock is likely to continue to be highly volatile. Factors such as fluctuations in the Company's operating results, shortfalls in revenue or earnings from levels expected by securities analysts, announcements of technological innovations or new products by the Company or its competitors, governmental regulations, developments with respect to patents or proprietary rights, litigation, public concern as to the safety of products developed by the Company or others and general market conditions may have a significant adverse effect on the market price of the Common Stock in the future. Between the date of the IPO and the date of this Exercise Offer/Prospectus, the Common Stock has traded at per share prices between $.75 and $11.375, the Class A Warrants have traded at prices between $.0625 and $5.25 and the Class B Warrants have traded at prices between $.0625 and $2.75. There can be no assurance that this high level of volatility will not persist with respect to the Common Stock in the future. See "Price Range of Securities."

  RISK OF NO DIVIDENDS. The Company has never declared or paid any cash dividends on the Common Stock. There is a risk that the Company may never declare or pay any dividends on the Common Stock.

  CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS. Warrantholders will only be able to exercise the Warrants if (i) a current prospectus under the Securities Act relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. This Exercise Offer/Prospectus is the prospectus required to be in effect. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside.

                                USE OF PROCEEDS

  Holders of Warrants are not obligated to exercise their Warrants and there can be no assurance that holders of Warrants will choose to exercise all or any of their Warrants. In the event that all of the Warrants are exercised, 75% are exercised, and 50% are exercised, the net proceeds to the Company upon such exercises would be approximately $5,005,000, $3,718,000 and $2,430,000, respectively, after deducting the Solicitation Fee and excluding other expenses of the Exercise Offer. The Company intends to use the net proceeds received upon the exercise of the Warrants, if any, for continued clinical trials, research and development, working capital in support of the growth of the CLINICEL product line, including funding of accounts receivable related thereto and the purchase of inventory related thereto, and general corporate purposes. Pending such uses, the net proceeds will be invested in investment grade, interest-bearing securities.

  The Company further anticipates a need for additional funding beyond the proceeds of the Exercise Offer as early as January 1999, and may attempt to procure such funds either in the form of debt or equity financing or both. There can be no assurance that necessary financing will be obtained. See "Risk Factors--Capital Needs; Uncertainty of Additional Financing."

                          TERMS OF THE EXERCISE OFFER

  The Warrants are subject to warrant agreements (the "Warrant Agreements") by and between the Company and American Stock Transfer & Trust Company, as warrant agent. Blair is a party to one of the Warrant Agreements. Pursuant to the terms of the Warrant Agreements, each Class A Warrant is currently exercisable for 1.071474 shares of Common Stock and one Class B Warrant at an exercise price of $8.40 per Class A Warrant, and each Class B Warrant is currently exercisable for 1.071474 shares of Common Stock at an exercise price of $12.60 per Class B Warrant. See "Description of Securities."

  THE COMPANY IS HEREBY OFFERING, TO HOLDERS WHO EXERCISE THEIR WARRANTS PURSUANT TO THE EXERCISE OFFER, TO REDUCE THE EXERCISE PRICES OF THE WARRANTS TO $1.205 FOR EACH WARRANT SO EXERCISED, IF AND ONLY IF A HOLDER EXERCISES ITS WARRANTS PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED).

  The reduced exercise price of $1.205 per Warrant was selected by the Company as the highest exercise price which would be expected to induce all or a substantial portion of the Holders to exercise their Warrants in the Exercise Offer. However, there can be no assurance that the reduction in exercise price will be sufficient to induce Holders to exercise their Warrants.

  Upon the terms and subject to the conditions of the Exercise Offer, the Company will accept exercises for any and all Warrants that are validly exercised in accordance with the terms of the Exercise Offer prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with the procedures set forth under the caption "--Withdrawal Rights." As used in the Exercise Offer, the term "Expiration Date" means 5:00 p.m., New York City time, on September 21, 1998; provided, however, that if the Company, in its sole discretion, has extended the period of time during which the Exercise Offer will remain open, the term "Expiration Date" means the latest time and date on which the Exercise Offer, as so extended, will expire.

  The Company reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Exercise Offer is open by giving oral or written notice of such extension to the Warrant Agent. There can be no assurance that the Company will exercise its right to extend the Exercise Offer. If the Company decides, in its sole discretion, to increase or decrease the exercise price applicable in the Exercise Offer and, at the time that notice of such increase or decrease is first published, sent or given to holders of Warrants in the manner specified below, the Exercise Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Exercise Offer will be extended until the expiration of such period of ten business days.

  The Company also expressly reserves the right to (i) delay the acceptance of exercises of any Warrants not theretofore accepted for exercise in order to comply in whole or in part with applicable law, (ii) terminate the Exercise Offer and not accept for exercise any Warrants not theretofore accepted for exercise upon the occurrence of any of the conditions specified under the caption "--Certain Conditions of the Exercise Offer," and (iii) amend the Exercise Offer in any respect at any time and from time to time.

  Any extension, delay, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. For purposes of the Exercise Offer, a "business day" means any day, other than a Saturday, Sunday or Federal holiday, on which the principal office of the Commission in Washington, D.C. is scheduled to be open for business and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

  The Company confirms that if it makes a material change in the terms of the Exercise Offer or the information concerning the Exercise Offer, or if it waives a material condition of the Exercise Offer, the Company will extend the Exercise Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act, which require that the minimum period during which an offer must remain open (to allow for adequate dissemination to Holders and Holder response) following material changes in the terms of the Exercise Offer or information concerning the Exercise Offer, other than a change in percentage of securities exercisable or the exercise price applicable in the Exercise Offer, will depend upon the facts and circumstances, including the relative materiality of the terms or information. The Company confirms that its reservation of the right to delay issuance to Holders of the securities in respect of exercise of the Warrants which it has accepted for exercise is limited by Rule l3e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the exercised securities promptly after the termination or withdrawal of the Exercise Offer.

ACCEPTANCE FOR PAYMENT; PAYMENT OF PURCHASE PRICE

  Upon the terms and subject to the conditions of the Exercise Offer (including, if the Exercise Offer is extended or amended, the terms and conditions of the Exercise Offer as so extended or amended), the Company will accept for exercise any and all Warrants validly exercised prior to the Expiration Date and not withdrawn, as soon as practicable after the Expiration Date. In all cases, acceptance of exercises of Warrants pursuant to the Exercise Offer will only be made, and the underlying securities will only be issued, after timely receipt by the Warrant Agent of (i) certificates for such Warrants or confirmation (a "Book-Entry Confirmation") of such Warrants in the Warrant Agent's account at The Depository Trust Company ("DTC"), the Pacific Securities Depository Trust Company ("PSDTC") or the Philadelphia Depository Trust Company ("Philadep") (DTC, PSDTC and Philadep being sometimes collectively referred to as the "Book-Entry Transfer Facilities" or individually referred to as a "Book-Entry Transfer Facility") pursuant to the procedure set forth under the caption "Procedures for Exercising Warrants--Book-Entry Exercise"; provided that the foregoing shall not be required with respect to exercises of Class B Warrants underlying Class A Warrants; (ii) a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof (with any required signature guarantees) or, in the case of book-entry exercise, an Agent's Message (as defined below), (iii) a certified or bank check payable to "Life Medical Sciences, Inc." in the amount of $1.205 per Warrant exercised and (iv) any other documents required by the Letter of Transmittal to American Stock Transfer & Trust Company (the "Warrant Agent"). Separate Letters of Transmittal or Agent's Messages are required for exercises of each of Class A Warrants, Class B Warrants and Class B Warrants underlying Class A Warrants.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Warrant Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility's system exercising the Warrants which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

  For purposes of the Exercise Offer, the Company shall be deemed to have accepted for exercise Warrants, if and when the Company gives oral or written notice to the Warrant Agent, as agent for the exercising Holders, of the Company's acceptance for exercise of such Warrants pursuant to the Exercise Offer. Subject to the terms and conditions of the Exercise Offer, issuance of the underlying securities with respect to Warrants accepted for exercise pursuant to the Exercise Offer will be made by the Warrant Agent, which will act as agent for the exercising Holders for the purpose of receiving such securities from the Company and transmitting such securities to exercising Holders. If any exercised Warrants are not accepted for exercise for any reason, or if certificates are submitted for more Warrants than are exercised, then certificates for such Warrants not accepted for exercise or not exercised will be returned (or, in the case of Warrants exercised by book-entry transfer into the Warrant Agent's account at a Book-Entry Transfer Facility, such Warrants will be credited to an account maintained at such Book-Entry Transfer Facility), without expense to the exercising Holder, as soon as practicable after the expiration or termination of the Exercise Offer and will be marked cancelled.

  If, prior to the Expiration Date, the Company shall increase or decrease the exercise price applicable in the Exercise Offer, the Company will make applicable the increased or decreased exercise price in respect of, all Holders whose Warrants are accepted for exercise pursuant to the Exercise Offer.

PROCEDURES FOR EXERCISING WARRANTS

  VALID EXERCISE. For Warrants to be validly exercised pursuant to the Exercise Offer, a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof (with any required signature guarantees), together with a certified or bank check payable to "Life Medical Sciences, Inc." in the amount of $1.205 for each Warrant so exercised in the Exercise Offer and any other documents required by the Letter of Transmittal, or, solely in connection with a book-entry exercise of the Warrants, an Agent's Message, must be received by the Warrant Agent prior to the Expiration Date at its address set forth in "Transfer Agent and Warrant Agent." In addition, either the certificates for such Warrants must be delivered to the Warrant Agent along with the Letter of Transmittal, or such Warrants must be delivered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation of receipt of such Warrants must be received by the Warrant Agent, in each case prior to the Expiration Date, provided that the foregoing shall not be required with respect to exercises of Class B Warrants underlying Class A Warrants. Holders who are unable to comply with the foregoing procedures prior to the Expiration Date may exercise Warrants pursuant to the guaranteed delivery procedures set forth below.

  IN ORDER FOR AN EXERCISING HOLDER TO PARTICIPATE IN THE EXERCISE OFFER, WARRANTS MUST BE VALIDLY EXERCISED PRIOR TO THE EXPIRATION DATE, WHICH IS CURRENTLY 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 21, 1998.

  BOOK-ENTRY EXERCISE. The Warrant Agent will establish accounts with respect to the Warrants at each of the Book-Entry Transfer Facilities for purposes of the Exercise Offer within two business days after the date of this Exercise Offer/Prospectus, and any financial institution that is a participant in a Book-Entry Transfer Facility system may make book-entry exercises of Warrants by causing the Book-Entry Transfer Facility to exercise such Warrants in the Warrant Agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such exercise. However, although exercise of Warrants may be effected through book-entry at a Book-Entry Transfer Facility, the Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed (with any required signature guarantees), together with a certified or bank check payable to "Life Medical Sciences, Inc." in the amount of $1.205 for each Warrant so exercised in the Exercise Offer and any other required documents must, in any case, be transmitted to and received by the Warrant Agent at its address set forth in "Transfer Agent and Warrant Agent" prior to the Expiration Date, or exercising Holders must comply with the guaranteed delivery procedures set forth below. DELIVERY OF SUCH DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE WARRANT AGENT.

  SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program (collectively, "Eligible Institutions") unless the Warrants exercised thereby are exercised (i) by a registered Holder of such Warrants (which term shall include any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Warrants not exercised or not accepted for exercise are to be issued, to a person other than the registered Holder, then the certificates must be endorsed or accompanied by appropriate transfer powers, in either case signed exactly as the names of the registered Holder appears on the certificates, and the signatures on the certificates or stock powers must be guaranteed as aforesaid.

  GUARANTEED DELIVERY. If a Holder desires to exercise Warrants pursuant to the Exercise Offer and certificates for such Warrants are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Warrant Agent prior to the Expiration Date, such Warrants may nevertheless be exercised if all of the following conditions are met:

    (i) such exercise is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided herewith is delivered to the Warrant Agent in the manner provided below and received by the Warrant Agent prior to the Expiration Date; and

    (iii) the certificates for all exercised Warrants in proper form for exercise (or Book-Entry Confirmation of exercise of such Warrants in the Warrant Agent's account at a Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), a certified or bank check payable to "Life Medical Sciences, Inc." in the amount of $1.205 for each Warrant so exercised in the Exercise Offer and any other documents required by the Letter of Transmittal (or, in the case of book-entry exercise, an Agent's Message), are received by the Warrant Agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by telegram, telex, facsimile transmission or mail, to the Warrant Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. In all cases, issuance of the underlying securities in respect of Warrants accepted for exercise will be made only after timely receipt by the Warrant Agent of (i) certificates for such Warrants (or Book-Entry Confirmation of exercise of such Warrants in the Warrant Agent's account at a

Book-Entry Transfer Facility as described above), (ii) a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof (with any required signature guarantees) or, in the case of book-entry exercises, an Agent's Message, (iii) a certified or bank check payable to "Life Medical Sciences, Inc." in the amount of $1.205 for each Warrant so exercised in the Exercise Offer and (iv) any other documents required by the Letter of Transmittal.

  The method of delivery of all documents, including certificates for Warrants, is at the election and risk of the exercising Holder. If delivery is by mail, registered or certified mail with return receipt requested, properly insured, is recommended and sufficient time should be allowed to ensure timely delivery. The foregoing provisions relating to guaranteed delivery are not applicable to exercises of Class B Warrants underlying Class A Warrants.

  OTHER REQUIREMENTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exercise of Warrants pursuant to any of the procedures described above will be determined in the sole discretion of the Company, whose determination shall be final and binding. The Company reserves the absolute right to reject any or all exercises determined by it not to be in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exercise Offer or any defect or irregularity in any exercise with respect to any particular Warrants of any particular Holder. The Company's interpretation of the terms and conditions of the Exercise Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No exercise of Warrants will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Company or the Warrant Agent or any other person will be under any duty to give notification of any defects or irregularities in exercises nor will any of them incur any liability for failure to give any such notification.

  If, on or after the date hereof, the Company should split, combine or otherwise change the Common Stock or Warrants, or shall disclose that it has taken any such action or if there shall occur any antidilution adjustment pursuant to the terms of the Warrants or other adjustment affecting the exercise price or the number of shares of Common Stock obtainable upon exercise of the Warrants, then, without prejudice to the Company's rights set forth under the captions "Terms of the Exercise Offer" and "--Certain Conditions of the Exercise Offer," the Company, in its sole discretion, may make such adjustments in the exercise price, the amount and nature of the securities issuable upon exercise thereof and other terms of the Exercise Offer as it deems appropriate to reflect such split, combination or other change.

WITHDRAWAL RIGHTS

  Except as stated herein, exercises of Warrants made pursuant to the Exercise Offer are irrevocable. Warrants exercised pursuant to the Exercise Offer may be withdrawn at any time prior to the Expiration Date. If, for any reason, the Company is delayed in its acceptance for exercise of any Warrants, or is unable to accept Warrants for exercise pursuant to the Exercise Offer, then, without prejudice to the Company's rights under the Exercise Offer, exercised Warrants may be retained by the Warrant Agent on behalf of the Company and may not be withdrawn, except to the extent that exercising Holders are entitled to withdrawal rights as set forth herein.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Warrant Agent at its address set forth in "Transfer Agent and Warrant Agent." Any such notice of withdrawal must specify the name of the person who exercised the Warrants, the name of the registered Holder(s), if different from the name of the person who exercised the Warrants, the number of Warrants exercised and the number of Warrants to be withdrawn. If certificates for Warrants to be withdrawn have been delivered or otherwise identified to the Warrant Agent, the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn and a signed notice of withdrawal with the signature guaranteed by an Eligible Institution (except in the case of Warrants exercised by an Eligible Institution) must be submitted prior to the physical release of the certificates for the Warrants to be withdrawn. If Warrants have been exercised pursuant to the procedure for book-entry transfer described under the caption "--Procedures for

Exercising Warrants--Book-Entry Exercise," the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Warrants.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined in the sole discretion of the Company, whose determination shall be final and binding. Neither the Company nor the Warrant Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will any of them incur any liability for failure to give any such notification.

  Any Warrants withdrawn will be deemed not validly exercised for purposes of the Exercise Offer. However, withdrawn Warrants may be reexercised at any subsequent time prior to the Expiration Date by following any of the procedures described under the caption "--Procedures for Exercising Warrants."

CERTAIN CONDITIONS OF THE EXERCISE OFFER

  Notwithstanding any other provision of the Exercise Offer, consummation of the Exercise Offer would be subject to approval by stockholders of the Company if such approval is required by Nasdaq in order to comply with applicable corporate governance rules. In addition, the Company shall not be required to accept for exercise any Warrants exercised, or may terminate the Exercise Offer, or may delay the acceptance for exercise of Warrants pursuant to the Exercise Offer, if at any time on or after September 21, 1998 and before the acceptance for exercise of any such Warrants or the payment therefor, any one or more of the following shall occur:

    (a) there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on the Nasdaq Stock Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that adversely affects, the extension of credit by banks or other financial institutions, (iii) a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, (v) in the case of any of the foregoing existing at the time of the commencement of the Exercise Offer, a material acceleration or worsening thereof; or

    (b) any change (or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, financial condition, operations, results of operation or prospects of the Company that is or may be materially adverse to the Company, or the Company shall have become aware of any fact that is or may be materially adverse with respect to the value of the Warrants; or

    (c) there shall have been threatened or instituted or there shall be pending any action, proceeding, order, decree or injunction by or before any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, that (i) challenges the exercise of Warrants pursuant to the Exercise Offer or otherwise relates in any manner to the Exercise Offer, (ii) otherwise could materially adversely affect the business, properties, assets, stock ownership, liabilities, financial condition, operations, results of operations or prospects of the Company, or (iii) in the case of any of the foregoing existing at the time of the commencement of the Exercise Offer, any development shall have occurred that the Company, in its sole judgment, determines to be adverse; or

    (d) any action shall have been taken or any statute, rule, regulation or order shall have been proposed, enacted, promulgated, enforced or deemed to be applicable to the Exercise Offer by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which would or might prohibit, restrict or delay consummation of the Exercise Offer or materially impair the contemplated benefits to the Company of the Exercise Offer; or

    (e) a tender or exchange offer with respect to some or all of the Warrants and/or Common Stock, or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by any group or person, or the Company shall enter into any agreement with respect to a merger, other business combination, disposition of assets other than in the ordinary course of business or issuance of securities with any person;

  which, in the sole judgment of the Company in any such case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exercise Offer or with such acceptance for exercise.

  All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described herein will be final and binding.

FEES AND EXPENSES

  The expenses of making the Exercise Offer to be incurred by the Company are estimated to aggregate approximately $145,000.

  In addition, upon any exercise of the Warrants, the Company may, under certain conditions, become obligated to pay Blair a solicitation fee of 4% of the aggregate Warrant exercise price, if (i) the market price of the Company's Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the NASD as designated in writing on the Warrant Certificate subscription form; (iii) the Warrants are not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Regulation M promulgated under the Exchange Act.

  The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding copies of this Exercise Offer/Prospectus to the beneficial owners of Warrants held in their names or in forwarding exercise materials for their customers.

                       TRANSFER AGENT AND WARRANT AGENT

  American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants, and is acting as Warrant Agent in the Exercise Offer. The telephone number of American Stock Transfer & Trust Company is 1-800-937-5449 (Reorganization Department). The address to which the Warrants, payments of the exercise price of Warrants and Letters of Transmittal should be mailed or delivered is: 40 Wall Street, 46th Floor, New York, New York 10005.

                           PRICE RANGE OF SECURITIES

  The Company's Common Stock, Class A Warrants and Class B Warrants have traded separately on the Nasdaq Stock Market under the symbols CHAI, CHAIW and CHAIZ, respectively, since September 1992. The following sets forth the quarterly high and low sales price for the periods presented as reported by the respective trading market.

                                                 CLASS A                CLASS B
                         COMMON STOCK            WARRANTS               WARRANTS
                         PRICE SALES           SALES PRICE            SALES PRICE
                         -----------------     -----------------      -----------------
                          HIGH        LOW       HIGH        LOW        HIGH        LOW
                         ------      -----     ------      -----      ------      -----
Fiscal Year Ended
 December 31, 1996......
  Third Quarter......... $  8 1/8    $  6     $   4 7/8    $  3      $   2 3/8    $   1 3/8
  Fourth Quarter........    7 1/8       4 1/8     3 1/4       1 15/32    1 19/32      1
Fiscal Year Ended
 December 31, 1997
  First Quarter.........    7 3/16      3 1/4     3           1 3/8      1 5/16         5/8
  Second Quarter........    5 1/4       3         2 1/4       1 5/16       15/16        1/2
  Third Quarter.........    5 1/8       3 1/8     2 15/16     1 1/4      1              3/8
  Fourth Quarter........    5 3/4       1 3/8     2 1/4         3/8      1              1/4
Fiscal Year Ending
 December 31, 1998
  First Quarter.........    2 1/32      1 1/8       5/8         3/16       1/4         1/16
  Second Quarter........    1 13/16     1 1/32      3/8         1/16       5/32        1/16

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of December 31, 1997, (ii) as of March 31, 1998, and (iii) pro forma as of March 31, 1998, to reflect the exercise of 100%, 75% and 50% of the Warrants (including the Class B Warrants underlying the Class A Warrants) in the Exercise Offer, and the application of the estimated net proceeds therefrom of $5,005,000, $3,718,000, and $2,430,000, respectively. All share and dollar amounts are expressed in thousands. This table should be read in conjunction with the Financial Statements and the Notes thereto incorporated by reference herein.

                            ACTUAL
                           MARCH 31,  PRO FORMA(2)(3) PRO FORMA(2)(4) PRO FORMA(2)(5)
                             1998     MARCH 31, 1998  MARCH 31, 1998  MARCH 31, 1998
                           ---------  --------------- --------------- ---------------
Stockholder's Equity:
  Preferred stock, $.01
   par value; shares
   authorized--5,000;
   none issued
  Common Stock, $.001 par
   value; shares
   authorized--23,750;
   issued and
   outstanding--7,923(1);
   12,691(3); 11,499(4)
   and 10,307(5).........  $      8      $     13        $     11        $     10
Additional paid-in capi-
 tal.....................    33,988        38,988          37,703          36,416
Accumulated deficit......   (29,494)      (29,494)        (29,494)        (29,494)
                           --------      --------        --------        --------
Total shareholder's equi-
 ty......................  $  4,502      $  9,507        $  8,220        $  6,932
                           ========      ========        ========        ========
Net tangible book value
 per share...............  $   0.57      $   0.75        $   0.71        $   0.67

--------
(1) Excludes (i) 1,767,932 shares issuable upon the exercise of the 1,650,000 outstanding Class A Warrants, (ii) 1,232,195 shares issuable upon the exercise of the 1,150,000 outstanding Class B Warrants, (iii) 1,767,932 shares issuable upon the exercise of the 1,650,000 Class B Warrants underlying the Class A Warrants, (iv) 1,075,000 shares issuable upon exercise of options which have been granted under the Plan, (v) 1,604,501 shares issuable upon exercise of options which have been granted outside the Plan, and (vi) 200,000 shares issuable upon exercise of a warrant granted to a former underwriter.
(2) Gives pro forma effect to the exercise of the Warrants in the Exercise Offer net of (i) expenses of the offering estimated to be approximately $145,000 and (ii) a fee which may become payable, under certain conditions, to Blair equal to 4% of the aggregate Warrant price.
(3) Assumes exercise of 100% of the Warrants pursuant to the Exercise Offer.
(4) Assumes exercise of 75% of the Warrants pursuant to the Exercise Offer.
(5) Assumes exercise of 50% of the Warrants pursuant to the Exercise Offer.

                     SUMMARY AND PRO FORMA FINANCIAL DATA

  The summary and pro forma financial data set forth below are derived from, and are qualified by reference to, the Financial Statements incorporated by reference elsewhere in this Exercise Offer/Prospectus and should be read in conjunction with those Financial Statements and the notes thereto. Except as otherwise noted, all share and dollar amounts are expressed in thousands.

STATEMENT OF OPERATIONS DATA:

                                                               THREE MONTHS
                                    YEAR ENDED DECEMBER 31,   ENDED MARCH 31,
                                    ------------------------  ----------------
                                       1997         1996       1998     1997
                                    -----------  -----------  -------  -------
  Revenues......................... $        64  $       155  $    13  $     9
  Net (loss).......................      (7,666)      (3,830)  (1,663)  (1,815)
  Net(loss) per share--basic and
   diluted.........................       (0.97)       (0.55)   (0.21)   (0.23)
  Weighted average shares
   outstanding.....................       7,919        6,976    7,923    7,915

BALANCE SHEET DATA:

                                                 PRO FORMA  PRO FORMA  PRO FORMA
                         DECEMBER 31, MARCH 31,  MARCH 31,  MARCH 31,  MARCH 31,
                             1997       1998     1998(1)(2) 1998(1)(3) 1998(1)(4)
                         ------------ ---------  ---------- ---------- ----------
  Working capital.......   $  5,975   $  4,292    $  9,297   $  8,010   $  6,722
  Total assets..........      7,786      6,175      11,180      9,893      8,605
  Total liabilities.....      1,621      1,673       1,673      1,673      1,220
  Accumulated deficit...    (27,831)   (29,494)    (29,494)   (29,494)   (29,494)
  Total stockholder's
   equity...............      6,165      4,502       9,507      8,220      6,932
  Book value per share..       0.78       0.57        0.75       0.72       0.67

--------
(1) Gives pro forma effect of the exercise of Warrants in the Exercise Offer, net of (i) expenses of the offering estimated to be approximately $145,000 and (ii) a fee which may, under certain conditions, become payable to Blair equal to 4% of the aggregate Warrant exercise price.
(2) Assumes exercise of 100% of the Warrants pursuant to the Exercise Offer
(3)Assumes exercise of 75% of the Warrants pursuant to the Exercise Offer.
(4) Assumes exercise of 50% of the Warrants pursuant to the Exercise Officer.

                                   DILUTION

  The net tangible book value of the Company as of March 31, 1998 was $4,502,000 or $.568 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. Assuming that 100%, 75% and 50% of the Warrants are exercised in the Exercise Offer, after giving effect to the resulting sale of the 4,768,059, 3,576,044, or 2,384,030 shares of Common Stock, respectively (and after deduction of estimated commissions and offering expenses), the pro forma net tangible book value of the Company at March 31, 1998 would have been $9,552,000, $8,265,000, or $6,977,000, respectively, or $.75, $.72, or $.67 per share, respectively, based on a rounded per share offering price of $1.13. This represents an immediate increase in such net tangible net book value of $.18, $.15, or $.11 per share, respectively, to existing stockholders and an immediate dilution of $.38, $.41, or $.45 per share, respectively, to new investors purchasing shares in this offering.

                                                                 PERCENTAGE OF
                                                                   WARRANTS
                                                               EXERCISED IN THE
                                                                EXERCISE OFFER
                                                               -----------------
                                                               100%   75%   50%
                                                               ----- ----- -----
Assumed offering price ($1.125 per share)(1).................. $1.13 $1.13 $1.13
Net tangible book value before this offering.................. $0.57 $0.57 $0.57
Increase attributable to new investors........................ $0.18 $0.15 $0.11
Pro Forma net tangible book value after this offering......... $0.75 $0.72 $0.67
                                                               ----- ----- -----
Dilution of net tangible book value to new investors.......... $0.38 $0.41 $0.45
                                                               ===== ===== =====

--------
(1)For calculation purposes, the assumed offering price per share has been rounded to $1.13.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

  The Company has authorized 23,750,000 shares of Common Stock. Immediately prior to the Offering, there were 7,922,559 shares of Common Stock outstanding. The holders of the Common Stock are entitled to one vote per share with respect to all matters on which holders of the Common Stock are entitled to vote.

  Holders of the Common Stock have the right to dividends from funds legally available therefor, when, as and if declared by the Board of Directors, are entitled to share ratably in all of the assets of the Company available for distribution to holders of shares of Common Stock and do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions for the benefit of the Common Stock in the Company's Restated Certificate of Incorporation. All outstanding shares of Common Stock are, and those shares of Common Stock offered hereby will be, validly issued, fully paid and non-assessable.

WARRANTS

 Warrants

  The Company currently has 1,650,000 Class A Warrants outstanding and 1,150,000 Class B Warrants outstanding. Each Class A Warrant is currently exercisable for 1.071474 shares of Common Stock and one Class B Warrant, and each Class B Warrant is currently exercisable for 1.071474 shares of Common Stock. For each Warrant exercised in the Exercise Offer the Company is reducing the exercise price from $8.40 per Class A Warrant and $12.60 per Class B Warrant to $1.205. The exercise price and the number of shares of Common Stock underlying the Class A Warrants and Class B Warrants are subject to further adjustment in accordance with their terms. Unless previously redeemed, the Class A Warrants and Class B Warrants are exercisable at any time until September 21, 1998, provided that at such time a current prospectus relating to the underlying securities is then in effect and the underlying securities are qualified for sale or exempt from qualification under applicable state securities laws. The underlying securities are subject to redemption as described below.

  All of the Warrants are subject to redemption by the Company, upon 30 days' written notice, at a price of $.05 per Warrant, if the average closing bid price of the Common Stock for any 20 consecutive business days ending with the date on which the notice of redemption is given shall have exceeded $12.60 per share with respect to the Class A Warrants and $18.90 per share with respect to the Class B Warrants, subject to adjustment. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants of a class must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class, postage prepaid, no earlier than the sixtieth nor later than the thirtieth day before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and the termination of the right to exercise the Warrants shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the date fixed for redemption.

 General

  The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

  The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The Holder of the Warrants will not possess any rights as a stockholder of the Company unless and until the Warrants are exercised.

                             PLAN OF DISTRIBUTION

  The securities offered upon exercise of the Warrants are being offered directly by the Company pursuant to the terms of the Warrants. No underwriter is being utilized in connection with the Exercise Offer. Allen & Caron Inc. is serving as Information Agent with respect to the Exercise Offer.

  Pursuant to the terms of the agreements governing the Warrants, the Company may become obligated, under certain conditions, to pay Blair a fee of 4% of the Warrant exercise price, a portion of which may be reallowed to a soliciting dealer who is a member of the National Association of Securities Dealers, Inc. (the "NASD") for each Warrant exercised. Blair will not be entitled to receive such compensation in any Warrant exercise transaction in which (i) the market price of the Common Stock of the Company at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made at the time of the original offering and at the time of exercise; (iv) the exercise of the Warrants is unsolicited or solicited by a person who is not a member of the NASD; or (v) the solicitation of exercise of the Warrants was in violation of Regulation M promulgated under the Exchange Act.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issuance of the securities offered hereby have been passed upon for the Company by Graham & James LLP, New York, New York. Irwin M. Rosenthal, a partner of Graham & James LLP, is a stockholder and director of the Company and may be deemed to beneficially own 530,225 shares of Common Stock of the Company (including 100,000 shares underlying currently exercisable options), of which 427,000 shares of Common Stock are owned of record by a private company of which Mr. Rosenthal is an officer, director and principal stockholder. Other attorneys associated with Graham & James llp own less than one percent of the outstanding Common Stock and Warrants.

                                    EXPERTS

  The financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this Exercise Offering/Prospectus, have been audited by Richard
A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE EXERCISE OFFER/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS EXERCISE OFFER/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE ANY OF THE SECURITIES COVERED BY THIS EXERCISE OFFER/PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                              -------------------

                                                                            PAGE
                                                                            ----
Important..................................................................   2
Available Information......................................................   2
Documents Incorporated by Reference........................................   3
Forward-Looking Information................................................   4
Summary....................................................................   5
The Company................................................................   5
The Offering...............................................................   7
Risk Factors...............................................................   9
Use of Proceeds............................................................  16
Terms of the Exercise Offer................................................  16
Transfer Agent and Warrant Agent...........................................  22
Price Range of Securities..................................................  23
Capitalization.............................................................  24
Summary and Pro Forma Financial Data.......................................  25
Dilution...................................................................  25
Description of Securities..................................................  26
Plan of Distribution.......................................................  27
Legal Matters..............................................................  27
Experts....................................................................  27

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                 LIFE MEDICAL
                                SCIENCES, INC.

                      OFFER TO REDUCE THE EXERCISE PRICE
        OF CLASS A WARRANTS AND CLASS B WARRANTS TO $1.205 PER WARRANT
             FOR EXERCISES BEFORE 5:00 P.M. ON SEPTEMBER 21, 1998

                      ISSUANCE OF UP TO 4,768,059 SHARES
  OF COMMON STOCK UNDERLYING CLASS A WARRANTS AND CLASS B WARRANTS (INCLUDING
                 CLASS B WARRANTS UNDERLYING CLASS A WARRANTS)

                               ----------------

                                  PROSPECTUS

                               ----------------


                                           , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

  The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

      Printing and Engraving........................................... $ 25,000
      Legal Fees and Expenses.......................................... $ 60,000
      Accounting Fees.................................................. $ 10,000
      Information Agent Fees........................................... $ 45,000
      Miscellaneous.................................................... $  5,000
                                                                        --------
          Total........................................................ $145,000
                                                                        ========

--------
* Does not include a solicitation fee equal to 4% of the Warrant exercise price which may become payable under certain conditions.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), Article TENTH of the Registrant's Restated Certificate of Incorporation, as amended (Exhibit 3.1 and 3.1(a)), Article VIII of the Registrant's By-Laws (Exhibit 3.2) and the Indemnification Agreements entered into with certain of the Registrant's directors and officers (Exhibit 10.5).

  Section 145 of the DGCL generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the Registrant to indemnify any such person.

  Article TENTH of the Restated Certificate of Incorporation of the Registrant provides generally for mandatory indemnification of the directors and officers of the Registrant to the fullest extent permitted under the DGCL and permits indemnification for all other persons whom the Registrant is empowered to indemnify under the DGCL.

  Pursuant to Article VIII of the Registrant's By-Laws, the Registrant may indemnify, to the fullest extent permitted by the DGCL, any person, including officers and directors, with regard to any action or proceeding.

  The Registrant has entered into an indemnification agreement with certain of its directors and officers. Such agreement provides that the Registrant will indemnify the indemnitee to the fullest extent permitted by applicable law against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as a director or officer of the Registrant other than an action initiated by a director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

  Under such indemnification agreement, the entitlement of a director or officer to indemnification is determined by a majority vote of a quorum of disinterested directors, or if such quorum either is not obtainable or so directs, by independent counsel or by the stockholders or the Registrant, as determined by such quorum of disinterested directors. Under certain circumstances, a party to the indemnification agreement is conclusively presumed to have met the applicable statutory standard of conduct unless the Registrant's Board of Directors, stockholders or independent legal counsel determine that the relevant standard has not been met. If a change of control of the Registrant has occurred, the entitlement of such director or officer to indemnification is determined by independent counsel selected by such director or officer, unless such director or officer requests that either the Board of Directors or the stockholders make such determination.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 17. "Undertakings."

ITEM 16. EXHIBITS.

  The following documents are filed as Exhibits to this Post-Effective Amendment No. 1.

  (a) Exhibits.

  3.1    --Restated Certificate of Incorporation of Registrant, filed December
          26, 1991, as amended.(1)
  3.1(a) --Amendment to Restated Certificate of Incorporation, dated August 21,
          1992.(1)
  3.2    --By-Laws of Registrant.(1)
  4.1    --Warrant Agreement dated September 22, 1992 by and among Registrant,
          Blair and American Stock Transfer & Trust Company ("AST&T").(1)
  4.2    --Warrant Agreement dated July 29, 1993 between Registrant and
          AST&T.(2)
  4.3    --Form of Amendment to Warrant Agreements between Registrant and
          AST&T.*
  5.1    --Opinion of Graham & James LLP regarding legality.*
 10.1    --Amended and Restated 1992 Stock Option Plan of Registrant.(15)
 10.2    --Agreement, dated June 14, 1991, between Registrant and Yissum
          Research Development Company of the Hebrew University of Jerusalem
          ("Yissum").(1)
 10.5 --Form of Indemnification Agreement entered into between Registrant and certain officers and directors of Registrant.(3)
 10.6    --Agreement, dated June 1991, between Registrant and the Technion
          Research and Development Foundation, Ltd. (the "Technion") as assigned by the Technion to Dimotech, Ltd.(1)
 10.7    --Agreement, dated as of April 14, 1992, between Registrant and Mr.
          Joel Gold.(1)
 10.8 --Assignment of rights relating to a patent on wound dressing to Registrant by Dimotech, Ltd.(4)
 10.9 --Assignment of certain rights relating to the polymer technology to Registrant by Yissum.(4)
 10.10 --Supplemental Assignment of rights relating to the in-situ tissue culturing technology to Registrant by the Technion.(5)
 10.11   --Form of Non-Qualified Stock Option Agreement.(5)
 10.12   --Form of Incentive Stock Option Agreement.(5)
 10.13   --Asset Purchase Agreement between Registrant and MedChem Products,
          Inc. dated as of July 29, 1994.(6)
 10.14   --[Intentionally Omitted.]
 10.15   --[Intentionally Omitted.]
 10.16   --[Intentionally Omitted.]

   10.19 --Agreement, dated as of February 3, 1994, between Registrant and
          Dimotech, Ltd.(8)
   10.20 --[Intentionally Omitted.]
   10.21 --[Intentionally Omitted.]
   10.22 --Agreement, dated as of February 1994, between Registrant and Yissum.(8)
   10.23 --[Intentionally Omitted.]
   10.24 --Option Agreement, dated as of December 13, 1993, between Registrant and Dimotech, Ltd.(8)
   10.25 --Employment Agreement dated June 12, 1995 between Registrant and Eli
          Pines, Ph.D.(9)
   10.26 --[Intentionally Omitted.]
   10.27 --Amendment No. 2 dated as of January 1, 1996 to the Agreement between the Registrant and Yissum.(3)
   10.28 --Agreement dated July 16, 1995 between the Registrant and Dimotech,
          Ltd.(3)
   10.29 --Amendment No. 2 dated February 11, 1996 to the Agreement between the
          Registrant and Dimotech, Ltd.(3)
   10.30 --Option Agreement dated March 21, 1995 between Registrant and Herbert
          Moskowitz.(3)
   10.31 --Option Agreement dated March 21, 1995 between Registrant and Irwin
          Rosenthal.(3)
   10.32 --Assignment of rights relating to a patent for treatment of Keloid and Hypertrophic scars to Registrant from Dimotech, Ltd.(3)
   10.35 --Warrant Agreement between Registrant and Wedbush Morgan Securities
          ("Wedbush").(14)
   10.36 --Underwriting Agreement between Registrant and Wedbush.(14)
   10.37 --Employment Agreement dated May 29, 1996 between Registrant and
          Robert P. Hickey.(11)
   10.38 --Employment Agreement dated May 30, 1996 between Registrant and Dr.
          Herbert Moskowitz.(11)
   10.39 --Lease Agreement dated August 13, 1996 between Registrant and Metro
          Four Associates, LP, 8th Floor of 379 Thornall Street.(12)
   10.41 --Option Agreement dated June 12, 1995 between Registrant and Eli
          Pines, Ph.D.(13)
   10.42 --[Intentionally Omitted.]
   10.46 --[Intentionally Omitted.]
   10.47 --[Intentionally Omitted.]
   10.48 --Option Agreement dated August 15, 1996 between Registrant and Walter
          R. Maupay.(13)
   10.49 --Option Agreement dated March 5, 1997 between Registrant and Edward
          A. Celano.(14)
   10.50 --Amendment No. 3 dated as of October 1, 1996 to the Agreement between the Registrant and Yissum.(16)
   10.51 --Option Agreement dated June 3, 1997 between Registrant and Joel L.
          Gold.(16)
   10.52 --Option Agreement dated June 3, 1997 between Registrant and Coy
          Eklund.(16)
   10.53 --Option Agreement dated June 3, 1997 between Registrant and Herbert
          Moskowitz.(16)
   10.54 --Option Agreement dated June 3, 1997 between Registrant and Irwin M.
          Rosenthal.(16)

   10.55 --[Intentionally Omitted.]
   10.56 --[Intentionally Omitted.]
   10.57 --Option Agreement dated June 17, 1997 between Registrant and Robert
          P. Hickey.(16)
   10.58 --Option Agreement dated June 17, 1997 between Registrant and Eli
          Pines.(16)
   10.59 --Option Agreement dated June 17, 1997 between Registrant and Eli
          Pines.(16)
   10.60 --Option Agreement dated June 17, 1997 between Registrant and Robert
          P. Hickey.(16)
   10.61 --Option Agreement dated June 17, 1997 between Registrant and Robert
          P. Hickey.(16)
   10.62 --Option Agreement dated June 17, 1997 between Registrant and Eli
          Pines.(16)
   23.1  --Consent of Graham & James LLP (included in Exhibit 5.1).
   23.2  --Consent of Richard A. Eisner & Company, LLP.*
   24.1  --Power of Attorney (included on signature page hereto).*
   99.1  --Letters of Transmittal and other documents.*

--------
 (*) Filed herewith.
 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-49008) declared effective on September 22, 1992.
 (2) Incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 33-64908) declared effective on July 29, 1993.
 (3) Incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 33-02588) declared effective on May 3, 1996.
 (4) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended September 30, 1992.
 (5) Incorporated by reference to the Registrant's report on Form 10-K for the year ended December 31, 1993.
 (6) Incorporated by reference to the Registrant's report on Form 8-K filed by the Company on August 12, 1994.
 (7) [Intentionally Omitted.]
 (8) Incorporated by reference to the Registrant's report on Form 10-K for the year ended December 31, 1994.
 (9) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended June 30, 1995.
(10) [Intentionally Omitted.]
(11) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended June 30, 1996.
(12) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended September 30, 1996.
(13) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 333-19195) declared effective on January 3, 1997.
(14) Incorporated by reference to the Registrant's report on Form 10-K for the year ended December 31, 1996.
(15) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended June 30, 1997.
(16) Incorporated by reference to the Registrant's report on Form 10-K for the year ended December 31, 1997.

  (b) Financial Statement Schedules.

  All schedules have been omitted because they are not required or not material or because the required information is included in the financial statements included elsewhere herein.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 a Post-Effective Amendment to its Registration Statements and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on July 29, 1998.

                                          LIFE MEDICAL SCIENCES, INC.
                                            (Registrant)

                                                /s/   Robert P. Hickey
                                          By: _________________________________
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby severally constitutes and appoints Herbert Moskowitz and Robert
P. Hickey and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/   Robert P. Hickey                                          July 29, 1998
------------------------------------
          Robert P. Hickey           President, Chief Executive
                                      Officer and Director
                                      (principal executive
                                      officer)
       /s/   Drew Karazin                                            July 29, 1998
------------------------------------
            Drew Karazin             Vice President and Chief
                                      Financial Officer
                                      (principal financial and
                                      accounting officer)
    /s/   Herbert Moskowitz
------------------------------------
         Herbert Moskowitz           Director                        July 29, 1998
      /s/   Walter Maupay                                            July 29, 1998
------------------------------------
           Walter Maupay             Director
       /s/   Joel L. Gold                                            July 29, 1998
------------------------------------
            Joel L. Gold             Director
    /s/   Irwin M. Rosenthal                                         July 29, 1998
------------------------------------
         Irwin M. Rosenthal          Director
      /s/   Edward Celano                                            July 29, 1998
------------------------------------
           Edward Celano             Director
        /s/   Coy Eklund                                             July 29, 1998
------------------------------------
             Coy Eklund              Director

                                 EXHIBIT INDEX

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
    3.1      --Restated Certificate of Incorporation of Registrant,
              filed December 26, 1991, as amended.(1)
    3.1(a)   --Amendment to Restated Certificate of Incorporation,
              dated August 21, 1992.(1)
    3.2      --By-Laws of Registrant.(1)
    4.1      --Warrant Agreement dated September 22, 1992 by and
              among Registrant, Blair and American Stock Transfer &
              Trust Company ("AST&T").(1)
    4.2      --Warrant Agreement dated July 29, 1993 between
              Registrant and AST&T.(2)
    4.3      --Form of Amendment to Warrant Agreements between
              Registrant and AST&T.*
    5.1      --Opinion of Graham & James LLP regarding legality.*
   10.1      --Amended and Restated 1992 Stock Option Plan of
              Registrant.(15)
   10.2      --Agreement, dated June 14, 1991, between Registrant
              and Yissum Research Development Company of the Hebrew
              University of Jerusalem ("Yissum").(1)
   10.5      --Form of Indemnification Agreement entered into
              between Registrant and certain officers and directors
              of Registrant.(3)
   10.6      --Agreement, dated June 1991, between Registrant and
              the Technion Research and Development Foundation, Ltd.
              (the "Technion") as assigned by the Technion to
              Dimotech, Ltd.(1)
   10.7      --Agreement, dated as of April 14, 1992, between
              Registrant and Mr. Joel Gold.(1)
   10.8      --Assignment of rights relating to a patent on wound
              dressing to Registrant by Dimotech, Ltd.(4)
   10.9      --Assignment of certain rights relating to the polymer
              technology to Registrant by Yissum.(4)
   10.10     --Supplemental Assignment of rights relating to the in-
              situ tissue culturing technology to Registrant by the
              Technion.(5)
   10.11     --Form of Non-Qualified Stock Option Agreement.(5)
   10.12     --Form of Incentive Stock Option Agreement.(5)
   10.13     --Asset Purchase Agreement between Registrant and
              MedChem Products, Inc. dated as of July 29, 1994.(6)
   10.14     --[Intentionally Omitted.]
   10.15     --[Intentionally Omitted.]
   10.16     --[Intentionally Omitted.]
   10.19     --Agreement, dated as of February 3, 1994, between
              Registrant and Dimotech, Ltd.(8)
   10.20     --[Intentionally Omitted.]
   10.21     --[Intentionally Omitted.]
   10.22     --Agreement, dated as of February 1994, between
              Registrant and Yissum.(8)
   10.23     --[Intentionally Omitted.]

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
 10.24       --Option Agreement, dated as of December 13, 1993,
              between Registrant and Dimotech, Ltd.(8)
 10.25       --Employment Agreement dated June 12, 1995 between
              Registrant and Eli Pines, Ph.D.(9)
 10.26       --[Intentionally Omitted.]
 10.27       --Amendment No. 2 dated as of January 1, 1996 to the
              Agreement between the Registrant and Yissum.(3)
 10.28       --Agreement dated July 16, 1995 between the Registrant
              and Dimotech, Ltd.(3)
 10.29       --Amendment No. 2 dated February 11, 1996 to the
              Agreement between the Registrant and Dimotech, Ltd.(3)
 10.30       --Option Agreement dated March 21, 1995 between
              Registrant and Herbert Moskowitz.(3)
 10.31       --Option Agreement dated March 21, 1995 between
              Registrant and Irwin Rosenthal.(3)
 10.32       --Assignment of rights relating to a patent for
              treatment of Keloid and Hypertrophic scars to
              Registrant from Dimotech, Ltd.(3)
 10.35       --Warrant Agreement between Registrant and Wedbush
              Morgan Securities ("Wedbush").(14)
 10.36       --Underwriting Agreement between Registrant and
              Wedbush.(14)
 10.37       --Employment Agreement dated May 29, 1996 between
              Registrant and Robert P. Hickey.(11)
 10.38       --Employment Agreement dated May 30, 1996 between
              Registrant and Dr. Herbert Moskowitz.(11)
 10.39       --Lease Agreement dated August 13, 1996 between
              Registrant and Metro Four Associates, LP, 8th Floor of
              379 Thornall Street.(12)
 10.41       --Option Agreement dated June 12, 1995 between
              Registrant and Eli Pines, Ph.D.(13)(16)
 10.42       --[Intentionally Omitted.]
 10.46       --[Intentionally Omitted.]
 10.47       --[Intentionally Omitted.]
 10.48       --Option Agreement dated August 15, 1996 between
              Registrant and Walter R. Maupay.(13)
 10.49       --Option Agreement dated March 5, 1997 between
              Registrant and Edward A. Celano.(14)
 10.50       --Amendment No. 3 dated as of October 1, 1996 to the
              Agreement between the Registrant and Yissum.(16)
 10.51       --Option Agreement dated June 3, 1997 between
              Registrant and Joel L. Gold.(16)
 10.52       --Option Agreement dated June 3, 1997 between
              Registrant and Coy Eklund.(16)
 10.53       --Option Agreement dated June 3, 1997 between
              Registrant and Herbert Moskowitz.(16)
 10.54       --Option Agreement dated June 3, 1997 between
              Registrant and Irwin M. Rosenthal.(16)

 EXHIBIT NO.                      DESCRIPTION                       PAGE NO.
 -----------                      -----------                       --------
   10.55     --[Intentionally Omitted.]
   10.56     --[Intentionally Omitted.]
   10.57     --Option Agreement dated June 17, 1997 between
              Registrant and Robert P. Hickey.(16)
   10.58     --Option Agreement dated June 17, 1997 between
              Registrant and Eli Pines.(16)
   10.59     --Option Agreement dated June 17, 1997 between
              Registrant and Eli Pines.(16)
   10.60     --Option Agreement dated June 17, 1997 between
              Registrant and Robert P. Hickey.(16)
   10.61     --Option Agreement dated June 17, 1997 between
              Registrant and Robert P. Hickey.(16)
   10.62     --Option Agreement dated June 17, 1997 between
              Registrant and Eli Pines.(16)
   23.1      --Consent of Graham & James LLP (included in Exhibit
              5.1).
   23.2      --Consent of Richard A. Eisner & Company, LLP.*
   24.1      --Power of Attorney (included on signature page
              hereto).*
   99.1      --Letters of Transmittal and other documents.*

--------
 (*) Filed herewith.
 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-49008) declared effective on September 22, 1992.
 (2) Incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 33-64908) declared effective on July 29, 1993.
 (3) Incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 33-02588) declared effective on May 3, 1996.
 (4) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended September 30, 1992.
 (5) Incorporated by reference to the Registrant's report on Form 10-K for the year ended December 31, 1993.
 (6) Incorporated by reference to the Registrant's report on Form 8-K filed by the Company on August 12, 1994.
 (7) [Intentionally Omitted.]
 (8) Incorporated by reference to the Registrant's report on Form 10-K for the year ended December 31, 1994.
 (9) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended June 30, 1995.
(10) [Intentionally Omitted.]
(11) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended June 30, 1996.
(12) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended September 30, 1996.
(13) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 333-19195) declared effective on January 3, 1997.
(14) Incorporated by reference to the Registrant's report on Form 10-K for the year ended December 31, 1996.
(15) Incorporated by reference to the Registrant's report on Form 10-Q for the quarter ended June 30, 1997.
(16) Incorporated by reference to the Registrant's report on Form 10-K for the year ended December 31, 1997.